CONTRACT FOR THE SALE OF GOODS

Paragraph 1. Ningbo Grand Ocean International Co., Ltd. Hereinafter referred to as Seller, and Emerald Data Inc.,
hereinafter referred to as Buyer, hereby agree on this 29th of August, in the year 2014, to the following terms.

A. Identities of the Parties

Paragraph 2. Seller, whose business address is Add:15-18， NO.39,Bldg.158 HuanChen West Road, HaiShu
Area,Ningbo, China.,
Buyer, whose business address is 1304 DREAM BRIDGE DR, LAS VEGAS, NV 89144.

B. Buyer's and Seller's Rights and Obligations

Paragraph 3. Seller agrees to sell to Buyer its merchandise after both agree.

Paragraph 4. Buyer agrees to buy Seller`s merchandise after both agree.

Paragraph 5. Buyer agrees to pay for the goods: Payment term: 30% deposit, 70% balance against copy of B/L.

Paragraph 6. Seller warrants that the goods are free from any and all security interests, liens, and encumbrances.

C.Quality/Quantity discrepancy:

a.In case of quality discrepancy in shipping, claim should be filed by the Buyer within 15 days after the arrival of the goods at port of destination; while for quantity discrepancy, claim should be filed by the Buyer within 15 days after the arrival of the goods at port of destination. It is understood that the Seller shall not be liable for any discrepancy of the goods shipped due to causes for which the Insurance Company, Shipping Company, other transportation organizations and/or Post Office are liable.

b. 4 months guarantee time for client, after the good have been arrived at the port of destination.

D. Force Majeure：

Either party shall not be held responsible for failure or delay to perform all or any part of this agreement due to flood, fire, earthquake, draught, war or any other events which could not be predicted, controlled, avoided or overcome by the relative party. However, the party affected by the event of Force Majeure shall inform the other party of its occurrence in writing as soon as possible and thereafter send a certificate of the event issued by the relevant authorities to the other party within 15 days after its occurrence.

E. Arbitration：

All disputes arising from the execution of this agreement shall be settled through friendly consultations. In case no settlement can be reached, the case in dispute shall then be submitted to China International Economic and Trade Arbitration Commission for Arbitration in accordance with its Provisional Rules of Procedure. The decesion made by this commission shall be regarded as final and binding upon both parties. Arbitration fees shall be borne by the losing party, unless otherwise awarded.

F .This is just an agreement between both sides, which has no contract effect.

G. Attestation

Paragraph 7. Agreed to

NINGBO GRAND OCEAN INTERNATIONAL CO.,LTD

By: Candy lim Official Title: sales manager

On behalf of Seller

I certify that I am authorized to act and sign on behalf of Seller and that Seller is bound by my actions.

By: Janice Official Title: president

On behalf of Buyer

I certify that I am authorized to act and sign on behalf of Buyer and that Buyer is bound by my actions.